THIS INSTRUMENT PREPARED BY AND AFTER
RECORDING SHOULD BE RETURNED TO:
Mary Neese Fertl, Esq.
Quarles & Brady
411 East Wisconsin Avenue
Suite 2900
Milwaukee, Wisconsin  53202-4497



     AMENDED AND RESTATED NON-DISTURBANCE AND NOTICE TO CREDITORS


     THIS NON-DISTURBANCE AND NOTICE shall be effective as to all persons, firms or entities acquiring rights or claims against the following described property or interest holders, on or subsequent to the date hereof:


       (SEE EXHIBIT "A" ATTACHED HERETO AND MADE A PART HEREOF)


     1. YOU ARE HEREBY NOTIFIED that the aforementioned property has been submitted to a certain Vacation License Plan for Charthouse Suites (the "Plan"), a copy of which is available from Charthouse Suites Vacation Ownership, Inc. All persons, firms or entities acquiring rights in the subject property referenced herein, subsequent to the date hereof, shall be specifically subject to all terms, conditions and provisions of such Plan, and hereby subordinate all such right, title and interest to the terms thereof. This Notice to Creditors shall be binding upon all persons, firms and entities, and their successors and assigns, acquiring rights in the subject property, subsequent to the date hereof, and shall be for the benefit of all Licensees of any Licenses, their successors and assigns, and the Developer as defined in the Plan.

     2. If the party seeking enforcement is not in default of its obligations, the instrument may be enforced by both the Seller and any purchaser of the time share plan.

     3. This instrument shall be effective as between the time-share purchaser and any of the interest holders, despite any rejection or cancellation of the contract between the time-share purchaser and developer during bankruptcy proceedings of the developer.

     4. So long as any of the interest holders has any interest in the accommodations, facilities or plan, the interest holders will fully honor all the rights of the Licensees in and to the time-share plan, will honor the purchasers' right to cancel their contracts and receive appropriate refunds, and will comply with all other applicable requirements of Chapter 721, Florida Statutes, and rules promulgated thereunder.

     5. Creditors of the below interest holders shall take notice of the existence of the plan and of the rights of purchasers and shall serve to protect the interests of the time-share purchasers from any claims of subsequent creditors.

     DATED:  _______________________, 1998.


CHARTHOUSE SUITES VACATION         DECADE PROPERTIES, INC.,
OWNERSHIP, INC.,                   a Wisconsin Corporation
a Florida Corporation              250 Patrick Boulevard
250 Patrick Boulevard              Suite 140
Suite 140                          Brookfield, WI  53045
Brookfield, WI  53045


BY:                                BY:
Its:    Secretary                  Its:    Secretary
Print Name: Michael G. Sweet       Print Name:  Michael G. Sweet






STATE OF WISCONSIN  )
                    ) SS.
COUNTY OF MILWAUKEE )

     The foregoing instrument was acknowledged before me this 14th day of January, 1998, by Michael G. Sweet, as Secretary, of Decade Properties, Inc. and Charthouse Suites Vacation Ownership, Inc., on behalf of the respective corporations. He is personally known to me and did take an oath.

                              ___________________________________
                              Print Name:  Walter J. Skipper
                              Notary Public, State of:Wisconsin
                              Serial Number, if any:_____________


My commission expires:

Is Permanent

                              EXHIBIT A


Lot 12, Block "D", of BAYSIDE SUBDIVISION NO. 6, UNIT "A", according to the map or plat thereof as recorded in Plat Book 51, pages 48 and 49, Public Records of Pinellas County, Florida.

Lots 13, 14, and 15, Block "D", of BAYSIDE SUBDIVISION NO. 6,
UNIT "C", according to the map or plat thereof as recorded in Plat Book 55, pages 19 and 20, Public Records of Pinellas County,
Florida.